UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 31, 2010

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-03439	36-2041256
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

222 N. LaSalle Street

Chicago, Illinois 60601

(Address of principal executive offices) (Zip Code)

(312) 346-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act.

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 31, 2010, Steven J. Klinger resigned as President, Chief Operating Officer and Director of Smurfit-Stone Container Corporation (the “Company”).

Effective January 1, 2011, Mr. Klinger and the Company entered into a Consultancy Agreement (the “Consultancy Agreement”). Under the Consultancy Agreement, Mr. Klinger will be an independent contractor for a three-month period beginning on January 1, 2011 and ending March 31, 2011 (the “Consulting Period”). Pursuant to the Consultancy Agreement, Mr. Klinger will devote substantially all his business time and efforts providing consulting services as reasonably requested by the Company’s Chief Executive Officer and Board of Directors with respect to the Company’s operations. The Company will pay Mr. Klinger a consulting fee at the rate of $150,000 per month for the three months.

Further, the Company and Mr. Klinger are parties to a Stock Option Agreement and a Restricted Stock Unit Agreement (collectively, the “Stock Agreements”), each granted on June 30, 2010 under the Smurfit-Stone Container Corporation Equity Incentive Plan (the “Plan”). The Stock Agreements are amended by the Consultancy Agreement to provide that at the expiration of the Consulting Period, any unvested portion of the option and any unvested portion of the restricted stock unit award subject to the Stock Agreements shall remain outstanding until the six-month anniversary of the expiration of the Consulting Period, and if a Change in Control, as defined in the Plan, occurs within six months following the expiration of the Consulting Period, then any such unvested option and restricted stock unit award shall be 100% vested upon such Change in Control.  The impact of these amendments is the options and restricted stock units will remain outstanding for an additional three (3) months from the original provision in the Stock Agreements. A copy of the Consultancy Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Exhibit

10.1	Consultancy Agreement by and between Steven J. Klinger and Smurfit-Stone Container Corporation dated as of January 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 4, 2011

SMURFIT-STONE CONTAINER CORPORATION

		By:	/s/ Craig A. Hunt
		Name:	Craig A. Hunt
		Title:	Chief Administrative Officer and General Counsel